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                                                                    Exhibit 10.1

                  AMERICAN CRAFT BREWING INTERNATIONAL LIMITED
                    EMPLOYMENT AND NON-COMPETITION AGREEMENT



        This Agreement (the "Agreement") is made effective this 12th day of February, 1997, between American Craft Brewing International Limited, a Bermuda company ("Company"), and Peter W. H. Bordeaux ("Executive").

        WHEREAS, the Company is engaged in the business of developing and operating international micro-breweries; and

        WHEREAS, the Company desires to secure the services of Executive as President and Chief Executive Officer and to maintain the services of Executive as Chairman of the Board, and Executive desires to perform such services for the Company, on the terms and conditions as set forth herein;

        NOW, THEREFORE, in consideration of the premises and of the covenants and agreements set forth below, it is mutually agreed as follows:

        1. Effective Date, Term and Duties. The initial term of employment of Executive by the Company hereunder shall commence upon the date of this Agreement (the "Commencement Date") and end on the third anniversary of the Commencement Date, unless extended on terms agreed upon between Executive and the Company (such term being hereinafter referred to as the "Employment Period"). The Employment Period may be earlier terminated pursuant to the provisions of this Agreement. Executive shall have such duties as the Board of Directors of the Company may from time to time prescribe consistent with his position as President, Chief Executive Officer and Chairman of the Board of the Company (the "Services"). Executive shall report directly to the Board of Directors. Executive shall devote his full time, attention, energies and best efforts to the business of the Company, provided however, that during the first three months of the Employment Period, Executive may devote up to 50% of his time for the first six weeks and up to 25% of his time thereafter to his former employer in order to facilitate an orderly transition. The Company shall maintain an office for the Executive in Metairie, Louisiana.

        The Board of Directors shall use its best efforts to have Executive elected and re-elected as Chairman of the Board at each Annual Stockholders Meeting held during the Employment Period.

        2. Compensation. The Company shall pay and Executive shall accept as full consideration for the Services compensation consisting of the following:

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               2.1 Base Salary.  $200,000  per year in base  salary,  payable in installments twice per month, less such deductions or withholdings required by law.

               2.2 Bonus. A target bonus of up to $200,000 per year to be awarded by the Company's Board of Directors based on the attainment by the Company of the Company's Executive Bonus Plan Objectives for such year, which shall be agreed upon by the Executive and the Company annually and shall be consistent with the Company's business plan for the relevant year. For Executive's initial year of employment, Executive will be guaranteed total base salary and bonus of at least $300,000. The $100,000 guaranteed bonus payment for such initial year of employment shall be paid in four equal quarterly installments payable in equal installments at the end of each fiscal quarter of the Company. In addition, the Company will loan Executive an amount equal to $200,000 with interest payable quarterly in arrears at a rate per annum equal to the prime rate of interest as reported in The Wall Street Journal changing as and when such prime rate shall change. Executive will be required to repay this amount, including accrued interest, on the fifth anniversary of the date hereof or upon termination of the Employment Period for Cause (as defined in Section 4.2) or upon termination of the Employment Period by the Executive for other than Good Reason (as defined in Section 4.3).

               2.3 Stock Options. As additional compensation for the Services, Executive shall be entitled to a grant of a stock option for 200,000 shares under the Company's 1996 Stock Option Plan (the "Stock Option Plan"), awarded by the Stock Option Committee of the Company's Board of Directors administering the Stock Option Plan. The terms and amounts of such grants are set forth on Exhibit A attached hereto. Executive shall also be eligible to receive additional stock option grants under the Stock Option Plan based upon achievement of the Company's Executive Bonus Plan objectives. The Company shall use its best efforts to register the shares issuable under the option on a Form S-8 registration statement prior to the initial vesting date thereunder and to keep such registration statement in effect for the entire period the option thereafter remains outstanding.

               2.4 Indemnification. In the event Executive is made, or threatened to be made, a party to any legal action or proceeding, whether civil or criminal, by reason of the fact that Executive is or was a director or officer of the Company or serves or served any other corporation fifty percent (50%) or more owned or controlled by the Company in any capacity at the Company's request, Executive shall be indemnified by the Company, and the Company shall pay Executive's related expenses when and as incurred, all to the fullest extent permitted by law.

        3. Benefits. Executive shall be entitled to use of an automobile of his choice provided by the Company with all operating expenses paid by the Company, and shall receive such pension, profit sharing and fringe benefits such as hospitalization, medical, life and other insurance benefits, vacation, sick pay and short-term disability as the Board of Directors of the Company may, from time to time, determine to provide for the key Executives of the Company. Executive shall be provided a country club membership (and

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dues) for a club of his choice  located in  Louisiana.  The Company shall not be obliged to pay any initiation fee.

        4. Benefits Upon Termination of Employment Period. Executive's employment by the Company shall terminate immediately upon Executive's receipt of written notice by the Company, upon the Company's receipt of written notice by Executive, or upon Executive's death or permanent disability. Except in connection with a termination for Cause (as defined in Subsection 4.2) or a voluntary termination by Executive for other than Good Reason (as defined in Subsection 4.3), the Company shall provide Executive with termination benefits upon termination of the Employment Period, as follows:

               4.1 Termination Benefits. During a period of time beginning on the termination of the Employment Period and ending on the earlier to occur of eighteen months from such date or the third anniversary of the date of this Agreement (or such later date as this Agreement may be extended form time to time), Executive's base salary at the time of termination shall continue to be paid by the Company in installments twice per month less applicable deductions or withholdings, and Executive shall also be entitled to quarterly bonus payments based on a bonus of $100,000 per annum, during the eighteen-month period. Executive shall also be entitled to the benefits provided and shall be entitled to participate in any plans or other employee benefit arrangements which are generally available to employees or executives of the Company during such period other than the Company's tax-qualified pension or profit-sharing plans. Under no circumstances shall the Company be obligated to make any payments or continue benefits beyond such eighteen-month period or the third anniversary of the date of this Agreement, as the case may be. If the Employment period is Terminated by the Company other than for Cause (as defined in Section 4.2) or by the Executive for Good Reason (as defined in Section 4.3) the unvested portion of any options held by the Executive on the date of such termination shall immediately vest and become exercisable. Prior to the payment of any termination benefits under this Section 4 or Section 5, Executive and the Company will enter into a mutual general release; provided, however, that such release shall not extend to any subsequent claims Executive may have with respect to those termination benefits or continued option vesting.

               4.2 Circumstances Under Which Termination Benefits Would Not Be Paid. The Company shall not be obligated to pay Executive the termination benefits or continue the option vesting described in Subsection 4.1 above if the Employment Period is terminated for Cause. For purposes of this Agreement, "Cause" shall be limited to (1) Executive's conviction of any felony under federal or state law, or any fraud, misappropriation or embezzlement or act of dishonesty; or (2) Executive's commission of a material violation of this Agreement. In addition, Executive shall not be entitled to any termination benefits or continued option vesting under Subsection 4.1 if he voluntarily terminates his service with the Company other than for Good Reason as determined under Subsection 4.3.

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               4.3 Constructive  Termination.  Notwithstanding  anything in this
Section 4 or Section 5 to the contrary, the Employment Period will be deemed to have been terminated (a "Constructive Termination") and Executive will be deemed to have Good Reason for voluntary termination of the Employment Period ("Good Reason"), if there should occur:

               (A) a material adverse change in Executive's position causing it to be of materially less stature or responsibility without Executive's written consent, and such a materially adverse change shall in all events be deemed to occur if Executive no longer serves as President, Chief Executive Officer and Chairman of the Board of the Company, unless Executive consents in writing to such change,

               (B) a reduction, without Executive's written consent, in his level of base compensation (including base salary and fringe benefits) by more than ten percent (10%) or a reduction by more than ten percent (10%) in his target bonus formula under any performance-based executive incentive plans from that provided for herein, or

               (C) a relocation of his principal place of employment by more than 50 miles without Executive's consent.

        5.     Change in Control Benefits

               Should there occur a Change in Control (as defined below), then the following provisions shall become applicable:

               (A) During the period (if any) following a Change in Control that Executive shall continue to provide the Services, then the terms and provisions of this Agreement shall continue in full force and effect, and Executive shall continue to vest in his outstanding stock options

               (B) In the event of (x) a termination of the Employment Period by the Company other than for Cause at any time after a Change in Control (y) a Constructive Termination of the Employment Period at any time after a Change in Control or (z) the voluntarily termination of the Employment Period for any reason by the Executive within one hundred eighty (180) days following a Change in Control, the following benefits shall become due and payable:

                      (i) Executive's base salary in effect immediately prior to termination of the Employment Period shall continue to be paid for a eighteen-month period by the Company or the successor entity in installments twice per month less applicable deductions or withholdings, and Executive shall also be entitled to quarterly bonus payments based on a bonus of $200,000 per annum, during that eighteen-month period. Executive shall also be entitled to the benefits provided under this Agreement and shall be entitled to participate in any plans or other employee benefit arrangements which are generally available to employees or executives of the Company during such period

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other than the Company's  tax-qualified  pension or profit-sharing  plans or the employee stock purchase plan.

                      (ii) Executive's options shall immediately vest and become exercisable to the extent those options would have otherwise vested over the eighteen (18) month period immediately following the effective date of the Change in Control had Executive continued his employment under this Agreement. The options as so accelerated shall remain exercisable until their expiration date.

               For purposes of this Section 5, a Change of Control shall be deemed to occur upon:

               (I) the sale, lease, conveyance or other disposition of all or substantially all of the Company's assets as an entirety or substantially as an entirety to any person, entity or group of persons acting in concert other than in the ordinary course of business,

               (II) any transaction or series of related transactions (as a result of a tender offer, merger, consolidation or otherwise) that results in any Person (as defined in Section 13(h)(8)(E) under the Securities Exchange Act of 1934) becoming the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of more than 50% of the aggregate voting power of all classes of common equity of the Company, except if such Person is (A) a subsidiary of the Company, (B) an employee stock ownership plan for employees of the Company or (C) a company formed to hold the Company's common equity securities and whose shareholders constituted. at the time such company became such holding company, substantially all the shareholders of the Company (an "AmBrew Holding Company").

               (III) individuals who are members of the Incumbent Board cease for any reason (other than death) to constitute at least a majority of the members of the board of directors of the company or an AmBrew Holding Company. A person shall be a member of the Incumbent Board if he or she was a member of the Board of Directors of the Company on February 1, 1997 or if the election, or nomination for election by the holders of common equity securities of the Company or an AmBrew Holding Company of such Person was approved by a vote of at least a majority of the members of the Incumbent Board.

        6.     Arbitration.

               6.1 Except for proceedings seeking injunctive relief, including, without limitation, allegations of misappropriation of trade secrets, copyright or patent infringements, or breach of any anti-competition provisions of this Agreement, any controversy or claim arising out of or in relation to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration rules of the American Arbitration Association ("AAA"), and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Arbitration of this

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Agreement  shall include claims of fraud or fraud in the inducement  relating to this Agreement. Arbitration further includes all claims, regardless of whether the dispute arises during the term of the Agreement, at the time of termination or thereafter.

               6.2 Either party may initiate the arbitration proceedings, for which the provision is herein made, by notifying the opposing party, in writing, of its demand to arbitrate. In any such arbitration there shall be appointed one arbitrator who shall be selected in accordance with the AAA Commercial Arbitration Rules. The place of arbitration shall be New Orleans, Louisiana.

               6.3 The parties agree that the award of the arbitrator shall be the sole and exclusive remedy between them regarding any claims, counterclaims, issues or accountings presented or plead to the arbitrator; that the arbitrator shall be the final judge of both law and fact in arbitration of disputes arising out of or relating to this Agreement, including the interpretation of the terms of this Agreement. The parties further agree it shall be the sole and exclusive duty of the arbitrator to determine the arbitrability of issues in dispute and that neither party shall have recourse to the court for such a determination.

        7. Cooperation with the Company After Termination of the Employment Period. Following any notice of termination of Employment Period (as it may be extended from time to time) by the Executive, the Executive shall fully cooperate with the Company in all matters relating to the winding up of his pending work on behalf of the Company and the orderly transfer of any such pending work to other employees of the Company as may be designated by the Company.

        8. Confidentiality; Return of Property. The Executive acknowledges that during the Employment Period he will receive confidential information from the Company and subsidiaries of the Company and the respective clients thereof (each a "Relevant Entity"). Accordingly, the Executive agrees that during the Employment Period (as it may be extended from time to time) and thereafter for a period of two years, the Executive and his affiliates shall not, except in the performance of his obligations to the Company hereunder or as may otherwise be approved in advance by the Company, directly or indirectly, disclose or use (except for the direct benefit of the Company) any confidential information that he may learn or has learned by reason of his association with any Relevant Entity. Upon termination of this Agreement, the Executive shall promptly return to the Company any and all properties, records or papers of any Relevant Entity, that may have been in his possession at the time of termination, whether prepared by the Executive or others, including, but not limited to, confidential information and keys. For purposes of this Agreement, "confidential information" includes all data, analyses, reports, interpretations, forecasts, documents and information concerning a Relevant Entity and its affairs, including, without limitation with respect to clients, products, policies, procedures, methodologies, trade secrets and other intellectual property, systems, personnel, confidential reports, technical information, financial information, business transactions, business plans, prospects or opportunities, (i) that the Company reasonably believes are confidential or (ii) the disclosure of which could be injurious to a Relevant Entity or beneficial to competitors of a Relevant Entity, but shall exclude any information that the

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Executive is required to disclose  under any  applicable  laws,  regulations  or directives of any government agency, tribunal or authority having jurisdiction in the matter or under subpoena or other process of law. For purposes of this Agreement, "affiliate" means any entity that, directly or indirectly, is controlled by, or under common control with, the Executive. For purposes of this definition, the terms "controlled" and "under common control with" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting stock, by contract or otherwise.

        9. Non-Competition. The provisions of this Section 9.1 shall not apply if the Employment Period is terminated by the Company without Cause (as defined in Section 4.2 hereof) or by the Executive for Good Reason (as defined in
Section 4.3 hereof).

               9.1 Non-Competition. During the Employment Period (as it may be extended from time to time) and, subject to the limitation described above, thereafter for a period of two years the Executive agrees that he and his affiliates shall not, at any location defined by the Company as an area in which the Company or any of its subsidiaries (the "AmBrew Companies") has operations, directly or indirectly, (i) engage in any activity competitive with the business of any of the AmBrew Companies for or on behalf of himself or any other person or entity engaged in a line of business which competes with the AmBrew Companies in developing and operating international micro-breweries; (ii) solicit or attempt to solicit the business of any clients or customers of any of the AmBrew Companies for products that are the same or similar to those offered, sold or produced at any time by any of the AmBrew Companies; (iii) hire or attempt to hire for any business endeavor any employee or prior employee with which the Executive has had direct contact during the two year period proceeding termination of Services (except those employees whose salary is below $25,000) from any of the AmBrew Companies; or (iv) interfere with any business relationship between any of the AmBrew Companies and any other person or entity.

               9.2 Severability and Reform. If any portion of Section 9.1 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or enforceability shall not affect any other provisions in Section 9.1, but Section 9.1 shall be construed as if such invalid, illegal or unenforceable provision had never been contained therein. It is the intention of the parties hereto that if any of the restrictions or covenants contained in
Section 9.1 is held to cover a geographic area or to be for a length of time not permitted by applicable law, or in any way construed to be too broad or invalid, such provision shall not be construed to be null, void and of no enforceable effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform Section 9.1 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable law.

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        10.    General.

               10.1 Waiver. Neither party shall, by mere lapse of time, without giving notice or taking other action hereunder, be deemed to have waived any breach by the other party of any of the provisions of this Agreement. Further, the waiver by either party of a particular breach of this Agreement by the other shall neither be construed as, nor constitute a, continuing waiver of such breach or of other breaches by the same or any other provision of this Agreement.

               10.2 Severability. If for any reason a court of competent jurisdiction or arbitrator finds any provision of this Agreement to be unenforceable, the provision shall be deemed amended as necessary to conform to applicable laws or regulations, or if it cannot be so amended without materially altering the intention of the parties, the remainder of the Agreement shall continue in full force and effect as if the offending provision were not contained herein.

               10.3 Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be considered effective upon personal service or upon depositing such notice in the U.S. Mail, postage prepaid, return receipt requested and addressed to the Chairman of the Compensation Committee of the Company as its principal corporate address, and to Executive at his most recent address shown on the Company's corporate records, or at any other address which he may specify in any appropriate notice to the Company.

               10.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together constitutes one and the same instrument and in making proof hereof it shall not be necessary to produce or account for more than one such counterpart.

               10.5 Entire Agreement. The parties hereto acknowledge that each has read this Agreement, understands it, and agrees to be bound by its terms. The parties further agree that this Agreement and the referenced stock option agreement constitute the complete and exclusive statement of the agreement between the parties and supersedes all proposals (oral or written), understandings, representations, conditions, covenants, and all other communications between the parties relating to the subject matter hereof.

               10.6 Governing Law. This Agreement shall be governed by the law of the State of New York.

               10.7 Assignment and Successors. The Company shall have the right to assign its rights and obligations under this Agreement to an entity which acquires substantially all of the assets of the Company. The rights and obligation of the Company under this Agreement shall inure to the benefit and shall be binding upon the successors and assigns of the Company.

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        IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.



AMERICAN CRAFT BREWING                          EXECUTIVE
INTERNATIONAL, LTD.


By:  s/s John F. Beaudette                      s/s Peter W. H. Bordeaux
     __________________________________         _____________________________
Name: John F. Beaudette                         Peter W. H. Bordeaux
      _________________________________

Title:  Director and Attorney in Fact
        _______________________________